Exhibit 10.12

AMENDMENT TO SEVERANCE

AND CHANGE IN CONTROL AGREEMENT

This Amendment (this “Amendment”) to Severance and Change in Control Agreement is made effective as of December 22, 2008. This Amendment amends the Severance and Change in Control Agreement, dated effective as of July 3, 2007, by and between Ambrx, Inc., a Delaware corporation (the “Company”) and Cris Calsada (“Executive”) (the “Agreement”).

The Agreement is hereby amended as follows:

1.        Section 1 of the Agreement is hereby amended to read in its entirety as follows:

1.       Severance and Change in Control. Executive shall be entitled to receive benefits upon Executive’s Separation from Service by reason of termination of Executive’s employment with the Company only as set forth in this Section 1.

(a)      Termination Without Cause or By Executive For Good Reason.

(i)      Termination Without Cause or By Executive For Good Reason. If Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below), Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of Company, the benefits provided below:

(A)        The Company shall pay to Executive her fully earned but unpaid base salary (at the rate in effect immediately prior to the date of Separation from Service) (the “Base Salary”), when due. through the date of Separation from Service at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of Separation from Service;

(B)        Subject to Executive’s continued compliance with Sections 3, 4 and 5, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to: (1) twelve (12), multiplied by (2) Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service. Such severance benefit shall be payable in twelve (12) equal monthly installments on the first day of each calendar month, commencing on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service, subject to Section 1(a)(ii);

(C)        Subject to Executive’s continued compliance with Sections 3, 4 and 5, for the period beginning on the date of Executive’s Separation from Service and ending on the date which is twelve (12) full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period expires), the Company shall provide Executive and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Separation from Service with continuation coverage under

COBRA for a monthly premium equal to the monthly premium Executive would have been required to pay for health coverage for Executive and his eligible dependents who were covered by the Company’s health plans if Executive were an active employee (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such overage and his timely payment of premiums). Such continuation coverage shall be provided through insurance in accordance with the exemption under Treasury Regulation Section 1.409A-1(a)(5); and

 (D)        The payments provided for in this Section 1(a) shall only be payable in the event Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason.

(ii)        Termination Without Cause or By Executive For Good Reason In Connection With Change in Control. If Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason within three (3) months prior to a Change in Control, or on or within twelve (12) months following a Change in Control, the severance benefits described in Section 1(a)(i)(B) above shall be paid as provided in subparagraph (A) or (B) below, as applicable, and Executive shall be entitled to receive, subject to Executive’s compliance with Sections 3, 4 and 5, the additional benefit under subparagraph (C):

 (A)        Subject to Executive’s continued compliance with Sections 3, 4 and 5, if Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason within three (3) months prior to a Change in Control, any monthly installment payments of the severance benefit described in Section 1(a)(i)(B) remaining unpaid shall be paid to Executive in a lump sum payment on a date determined by the Company within fifteen (15) days following the date of such Change in Control;

 (B)        Subject to Executive’s continued compliance with Sections 3, 4 and 5, if Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason on or within twelve (12) months following a Change in Control, the severance benefit described in Section l(a)(i)(B) shall be paid to Executive in a lump sum payment on the sixtieth (60th) day following the date of Executive’s Separation from Service; and

 (C)        Subject to Executive’s continued compliance with Sections 3, 4 and 5, Executive shall be entitled to receive a lump sum cash payment of $10,000 for executive-level outplacement services, payable on the later of (1) the sixtieth (60th) day following the date of Executive’s Separation from Service, or (2) on a date determined by the Company within fifteen (15) days following the date of such Change in Control.

(b)          Other Terminations. If Executive’s employment is terminated at any time by the Company for Cause, by Executive without Good Reason, or as a result of Executive’s death or Disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid Base Salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. In addition, all vesting of Executive’s unvested Stock Awards previously granted to her by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to. and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(c)          Delay of Payments. If at the time of Executive’s Separation from Service, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s Separation from Service (or the earliest date as is permitted under Section 409A of the Code).

(d)          Release. As a condition to Executive’s receipt of any benefits pursuant to Section 1(a) above, Executive shall execute and deliver to the Company within fifty (50) days following Executive’s Separation from Service, and not revoke, a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit A. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive’s employment by the Company and her termination of employment, and shall exclude any continuing obligations the Company may have to Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive Executive’s termination of employment. In the event Executive does not execute and deliver the Release to the Company within the fifty (50) day period following the date of Executive’s Separation from Service, or Executive revokes the Release, Executive shall not be entitled to the aforesaid payments and benefits.

(e)          Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 1. In addition. Executive acknowledges and agrees that she is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 1, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(f)        No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 1 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 1 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 1; provided, further, that, as provided in Section 1(a), Executive’s right to continued healthcare benefits following his or her termination of employment will terminate on the date on which the applicable continuation period under COBRA expires.

(g)        Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of her employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 1(g) prior to the receipt of any post-termination benefits described in this Agreement.

(h)        Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

 (i)        “Cause” shall mean any of the following: (i) any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities to the Company or any successor or affiliate thereof; (ii) Executive’s conviction of a felony; (iii) a willful act by Executive which constitutes gross misconduct and is materially injurious to the Company or any successor or affiliate thereof; (iv) Executive’s willful and material breach of a material obligation or material duty under this Agreement, the Company’s Confidentiality and Proprietary Rights Agreement or the Company’s written employment or other written policies that have previously been furnished to Executive, which breach is not cured within thirty (30) days after written notice thereof is received by Executive; (v) Executive’s failure to comply with reasonable directives of the Board of Directors of the Company (the “Board”) that are consistent with Executive’s job duties (which directives are not in conflict with applicable law), which failure is not cured within thirty (30) days after written notice thereof is received by Executive; or (vi) Executive’s misappropriation of any material property, including but not limited to intellectual property, of the Company or any successor or affiliate thereof.

 (ii)      “Change in Control” means and includes each of the following:

 (A)        the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(1)         an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(2)         an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(3)         an acquisition of voting securities pursuant to a transaction described in subsection (C) below that would not be a Change in Control under subsection (C);

  Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Section 1(h)(ii): an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control; or

(B)        during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (A) or (C) of this Section 1(h)(ii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(C)        the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination, a sale or other disposition of all or eighty-five percent (85%) or more of the Company’s assets, or the acquisition of assets or stock of another entity, in each case, other than a transaction

 (1)        which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least fifty percent (50%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

 (2)        after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this paragraph (iii) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(D)        the Company’s stockholders approve a liquidation or dissolution of the Company.

  For purposes of subsection (A) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of subsection (C) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

  Notwithstanding the foregoing, a transaction shall not constitute a “Change in Control” if: (A) its sole purpose is to change the state of the Company’s incorporation; (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (C) it constitutes the Company’s initial public offering of its securities; or (D) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Administrator in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

  The Board shall have the ministerial authority to determine whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

Notwithstanding the foregoing, a transaction or event shall be a “Change in Control” only if such transaction or event constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to Executive.

(iii)      “Disability” means the inability of Executive, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of Executive’s position with the Company or any parent or subsidiary or successor because of the sickness or injury of Executive.

(iv)      “Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:

 (A)        a material diminution in Executive’s authority, duties or responsibilities; provided, however, that the hiring by the Company of a full-time Chief Financial Officer to whom Employee reports and any corresponding change in Executive’s authority, duties or responsibilities shall not constitute “Good Reason” hereunder;

 (B)        a material diminution in Executive’s base compensation, unless such a salary reduction is imposed across-the-board to senior management of the Company;

 (C)        a material change in the geographic location at which Executive must perform her duties, except for reasonably required travel on the Company’s or any successor’s or affiliate’s business that is not materially greater than such travel requirements prior to the date of this Agreement; or

 (D)        any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days of the initial occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary termination of Executive’s employment for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Executive’s written consent.

(v)      “Separation from Service” shall mean Executive’s separation from service, as defined in Treasury Regulation Section 1.409A-1(h), with respect to the Company (and the service recipient, as defined in Treasury Regulation Section 1.409A-1(g), that includes the Company).

2.        Section 2(b) of the Agreement is hereby amended to read in its entirety as follows:

[(b)        If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within three (3) months prior to or twelve (12) months following a Change in Control, the vesting and/or exercisability of any outstanding unvested portions of such Stock Awards shall be automatically accelerated on the later of (i) the date of termination or (ii) the date of the Change in Control. In addition, Executive’s Stock Awards [granted on or after the Effective Date] may be exercised by Executive (or Executive’s guardian or legal representative) until the latest of (i) six (6) months after the date of termination, (ii) with respect to any portion of the Stock Awards that become exercisable on the date of a Change in Control pursuant to this Section 2(b), six (6) months after the date of the Change in Control, or (iii) such longer period as may be specified in the applicable stock award agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original outside expiration date of such Stock Award.]

3.        Section 9.10 of the Agreement is hereby amended to read in its entirety as follows:

9.10      Compliance with Section 409A of the Internal Revenue Code. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to Executive under Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of taxes under Section 409A. As provided in Internal Revenue Service Notices 2006-79 and 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change the time and form of the payment of benefits under this Agreement subject to Section 409A of the Code made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only to amounts that would not otherwise be payable in 2008 and shall not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

4.         The Agreement, as amended herein, shall remain in full force and effect.

THE PARTIES TO THIS AMENDMENT HAVE READ THE FOREGOING AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AMENDMENT ON THE DATES SHOWN BELOW.

CRIS CALSADA

Dated:	12-22-08	/s/ Cris Calsada

Address:

AMBRX, INC.

Dated:	12-22-08	By:	/s/ Stephen W. Kaldor

Name:	Stephen W. Kaldor

Title:	CEO

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